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EXHIBIT 16.1


May 8, 2003


Acto Digital Video U.S.A. Inc.
275 Madison Avenue
6th Floor
New York New York 10016

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Acto Digital Video U.S.A. Inc., Formerly known as "Micropower Generation, Inc."

Gentlemen:

In connection with our audits of the two fiscal years ended August 31, 2002 and 2001 and the one-month interim period ended September 30, 2002 of Micropower Generation, Inc. (now known as Acto Digital Video U.S.A. Inc. or "Acto USA"), and since that time through the date of this letter, there were, and are, no disagreements with Rotenberg & Co., LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

The audit reports of Rotenberg & Co., LLP on the financial statements of Acto USA as of and for the years ended August 31, 2002 and 2001 and the interim one-month period ended September 30, 2002, did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

We have no disagreement with the disclosure in the section entitled "CHANGE IN AUDITORS" in Amendment No. 2 to Acto USA's Registration Statement on Form SB-2 dated May, 2003.

                                   Very truly yours,

                                   /s/ Rotenberg & Company, LLP

                                   Rotenberg & Company, LLP



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